Exhibit 99.1

Microbot Medical® Secures its First Office-Based Lab (OBL) Customer for the LIBERTY® Endovascular Robotic System

ELMNT IR also became the first account on the West Coast, marking a geographic expansion which aligns with the Company’s Full Market Release strategy.

The Company believes the OBLs represent a rapidly growing healthcare segment and opportunity as many endovascular procedures are being done outside traditional hospital settings and Ambulatory Surgery Centers.

HINGHAM, Mass., October 27, 2026 — Microbot Medical Inc. (Nasdaq: MBOT), developer and distributor of the innovative LIBERTY Endovascular Robotic System, today announced that ELMNT IR, a multisite outpatient interventional radiology practice in California, has signed an order to purchase up to a 12-month supply of LIBERTY devices. ELMNT IR became the first Office-Based Laboratory (OBL) customer in the world to utilize the LIBERTY Endovascular Robotic System, and the Company’s first customer on the West Coast. An OBL is an outpatient care setting that enables physicians to perform minimally invasive, image-guided procedures outside of the traditional hospital environment.

Jonathan Steinberger, M.D., co-founder of ELMNT IR and a board-certified interventional radiologist specializing in minimally invasive, image-guided treatments for vascular disease, cancer, men’s health conditions, and complex venous disorders, has already performed multiple procedures using the LIBERTY System, including Y90 mapping, which is a planning procedure performed before Y-90 radioembolization, for the treatment of liver tumors, Prostate Artery Embolization (PAE) for the treatment of benign prostatic hyperplasia (BPH), and Genicular Artery Embolization (GAE) for symptomatic knee osteoarthritis.

“Having used LIBERTY for multiple procedures, I’ve found that the combination of a compact footprint, efficient workflow, and the elimination of upfront capital costs and expenses associated with traditional equipment makes LIBERTY an optimal system for establishing an Endovascular Robotic Program in an OBL,” said Jonathan Steinberger, M.D., Co-Founder and Interventional Radiologist at ELMNT IR. “We have seen firsthand the value it can bring to physicians and patients. Based on our experience to date, LIBERTY is well positioned to become a standard for the use of robotics in endovascular intervention procedures.”

“This is a significant milestone for us, and we believe it supports the value that LIBERTY brings across multiple sites of care settings, especially in OBLs, as we believe they are an important and growing segment of the market,” commented Harel Gadot, Chairman, CEO, President. “Our relationship with ELMNT IR, which has already resulted in advance orders of the LIBERTY System from ELMNT IR, continues a trend in which every customer that has utilized its initial LIBERTY inventory has subsequently reordered additional systems. We believe this reflects high satisfaction among physicians, as well as the acceptance by hospital administration, as they recognize the value of the system. Furthermore, in addition to expanding access to healthcare networks, this represents an additional revenue opportunity for the LIBERTY System as we expect the number of peripheral vascular interventions performed in OBLs to continue to increase.”

LIBERTY is the only FDA cleared, single-use, remotely operated robotic system for peripheral endovascular procedures, and it is designed for precise vascular navigation while aiming to reduce radiation exposure and physical strain.

About Microbot Medical

Microbot Medical Inc. (NASDAQ: MBOT) is a commercial stage medical device company focused on transforming endovascular procedures through advanced robotic technology. Microbot’s LIBERTY® Endovascular Robotic System is the first single-use, remotely operated robotic solution designed for precision, efficiency and safety. Backed by a strong intellectual property portfolio and a commitment to innovation, Microbot is driving the future of endovascular care.

Learn more at www.microbotmedical.com and connect on LinkedIn and X.

Safe Harbor

Statements relating to future financial and/or operating results, future adoption of products, future growth in research, technology, clinical development, commercialization and potential opportunities for Microbot Medical Inc. and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Any statements that are not historical fact (including, but not limited to statements that contain words such as “contemplates,” “continues,” “could,” “forecasts,” “intends,” “may,” “might,” “possible,” “potential,” “predicts,” “projects,” “should,” “would,” “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements involve risks and uncertainties, including, without limitation, market conditions, risks inherent in the commercialization of the LIBERTY® Endovascular Robotic System, and in the development of future versions of or applications for the system, market acceptance of the LIBERTY system, the length and outcome of hospital Value Analysis Committee and purchasing processes and the Company’s ability to convert sales leads into orders, uncertainty in the results of regulatory pathways and regulatory approvals, uncertainty resulting from political, social and geopolitical conditions, disruptions resulting from new and ongoing hostilities between Israel and the Palestinians, Iran and other neighboring countries, and maintenance of intellectual property rights. Additional information on risks facing Microbot Medical® can be found under the heading “Risk Factors” in Microbot Medical’s periodic reports filed with the Securities and Exchange Commission (SEC), which are available on the SEC’s web site at www.sec.gov. Microbot Medical® disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contacts:

IR@microbotmedical.com

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